Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Christopher & Banks Corporation:

We consent to the use of our report dated March 25, 2013, with respect to the consolidated balance sheets of Christopher & Banks Corporation and subsidiaries as of February 2, 2013 and January 28, 2012, and the related consolidated statements of operations, comprehensive income, stockholders’ equity, and cash flows for the fiscal year ended February 2, 2013 and the transition period ended January 28, 2012, and the effectiveness of internal control over financial reporting as of February 2, 2013, incorporated by reference in this Registration Statement on Form S-8 of Christopher & Banks Corporation.

/s/ KPMG LLP

Minneapolis, Minnesota
June 18, 2013